Exhibit 99.1

FOR IMMEDIATE RELEASE

SONUS NETWORKS APPOINTS RAYMOND P. DOLAN AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

25-Year Industry Veteran Brings Extensive Experience and Proven Track Record in Telecommunications Equipment and Services Business

WESTFORD, Mass., October 12, 2010 — Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next generation IP-based network solutions, today announced that Raymond P. Dolan has been appointed President and Chief Executive Officer, effective immediately.  Mr. Dolan joins Sonus with nearly 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated (Nasdaq: QCOM), Nextwave Wireless and BellAtlantic/NYNEX Mobile.  Mr. Dolan succeeds Richard Nottenburg, who previously announced his plan to step down as President and CEO and a director of Sonus.  Mr. Dolan has also been appointed to the Company’s Board of Directors.

Most recently, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated.  Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion.

“Our Board is delighted to welcome Ray Dolan to Sonus,” said Howard Janzen, Chairman of the Sonus Board of Directors.  “As part of a previously announced CEO succession plan, the Board conducted a thorough and comprehensive search and unanimously concluded that Ray is the right person to lead Sonus and help the Company realize its full potential.  Ray is a proven and results-oriented leader with strong relationships with many of the world’s top operators.  As a veteran in the telecommunications industry with extensive sales and marketing expertise, Ray understands our customers’ needs and how to address them.  In Ray, we have chosen a true visionary who embodies the characteristics essential for Sonus’ next phase of growth and development: strong leadership capabilities, an uncompromising dedication to getting the job done well and a keen focus on enhancing shareholder value.”

Commenting on his appointment, Mr. Dolan said, “This is an exciting opportunity for me.  Sonus has a valuable portfolio of innovative products and solutions, strong customer relationships and a deeply talented and devoted employee base, and I believe the Company has significant untapped potential.  I look forward to working with the Board of Directors, executive team, and all Sonus employees to enhance the Company’s market position and accelerate its growth and success.”

Mr. Janzen concluded, “The entire Board of Directors joins me in thanking Rich for his time at Sonus, during which he created a strong foundation and built a clear path to re-establish the Company’s growth and profitability.  We wish him every success in his future pursuits.”

Prior to his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom.  Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing.  He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations.  Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot.  He currently serves on the Board of Directors of American Tower Corporation and NII Holdings, Inc.  Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds an M.B.A. from the Columbia University School of Business.

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About Sonus Networks

Sonus Networks Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next generation infrastructure and subscriber solutions.  With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI.  Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers.  Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information visit http://www.sonusnet.com/.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report filed on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Wayne Pastore 978-614-8291 wpastore@sonusnet.com	Fran Murphy 978-614-8148 fmurphy@sonusnet.com